Exhibit 2.1

AGREEMENT OF MERGER

This AGREEMENT OF MERGER is dated as of August 9, 2004 (the “Agreement”), by and among Encore Credit Corp., a California corporation (the “Encore”), ECC Merger Sub, a California corporation (“Merger Sub”) and ECC Capital Corp., a Maryland corporation (“ECC”).

RECITALS:

A. ECC is a wholly-owned subsidiary of Encore and is the parent corporation of Merger Sub.

B. The Boards of Directors of Encore, ECC and ECC Merger Sub have determined that it is advisable and in the best interests of their respective shareholders for Encore, ECC and ECC Merger Sub to enter into a business combination upon the terms and subject to the conditions set forth herein.

C. In furtherance of such combination, the Boards of Directors of Encore, ECC and Merger Sub have each approved the merger of Merger Sub, which is incorporated in the State of California, with and into Encore, which is a corporation incorporated in the State of California (the “Merger”), upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of the California General Corporation Law (the “CGCL”).

D. The separate existence of Merger Sub shall cease upon the effective date of the Merger in accordance with the provisions of the CGCL, and Encore shall continue its existence under its present name pursuant to the provisions of the CGCL.

E. Encore and ECC intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

F. Pursuant to the Merger, each outstanding share of (i) Encore common stock, par value $.001 per share (“Encore Common Stock”) and (ii) Encore Series A preferred stock, par value $.001 per share (“Series A Stock”), (iii) Encore Series B preferred stock, par value $.001 per share (“Series B Stock”) shall be converted solely into the right to receive that number of shares of ECC common stock, par value $.001 per share (“ECC Common Stock”), which represents the same proportionate interest in ECC that one share of Encore Common Stock represented in Encore, upon the terms and subject to the conditions set forth herein. Encore Common Stock, Series A Stock and Series B Stock shall be collectively referred to herein as “Encore Capital Stock.”

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Encore, Merger Sub and ECC hereby agree as follows:

A. The Merger.

1. Effect of the Merger. At the Effective Time (as defined in Section 2 hereof), and upon the terms and subject to the conditions of this Agreement and the CGCL, (i) Merger Sub shall be merged with and into Encore, the separate corporate existence of Merger Sub shall cease; (ii) Encore shall continue as the surviving corporation; (iii) Encore shall continue to be governed by the laws of the State of California; (iv) all the properties, rights, privileges, powers and franchises of Encore and Merger Sub shall vest in the Encore, as the surviving corporation after the Merger (hereinafter sometimes referred to as the “Surviving Corporation”), and all debts, liabilities and duties of Encore and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2. Effective Time. As promptly as practicable, the parties hereto shall cause the Merger to be consummated by executing and filing a Certificate of Approval of Agreement of Merger as contemplated by the CGCL (the “Certificate of Merger”), with the Secretary of State of California as provided in Section 1101 of the CGCL. The Merger shall be effective at the time indicated in such Certificate of Merger (the “Effective Time”).

B. Articles of Incorporation; Bylaws.

1. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Encore as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

2. Bylaws. At the Effective Time, the Bylaws of Encore, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

C. Directors and Officers . The directors of Encore immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Encore immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable law.

D. Conversion of Securities . At the Effective Time, by virtue of the Merger and without any further action on the part of Encore, Merger Sub or ECC:

1. Encore Stock. Each share of Encore Capital Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive, and become exchangeable for that number of fully paid and nonassessable shares of ECC Common Stock which represents the same proportionate interest in ECC that one share of Encore Common Stock represented in Encore (the “Exchange Ratio”). The shares of ECC Common Stock issued in connection with the Merger as a result of the conversions provided for in this Section D 1. are sometimes referred to herein as the “Merger Shares.”

2. Assumption and Conversion of Options. At the Effective Time, each outstanding option to purchase shares of Encore Common Stock (each, an “Encore Stock Option”) under the Encore Credit Corp. 2001 Stock Option Plan (the “Plan”), whether vested or unvested, shall, by virtue of the Merger, and without further action by the parties, be assumed by and become obligations of ECC in accordance with the Plan. Each Encore Stock Option so assumed by ECC in accordance with the Plan shall be converted into an option to purchase shares of ECC Common Stock and shall continue to have, and be subject to, the same terms and conditions as such Encore Stock Option had immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding acceleration of vesting or exercisability upon certain transactions other than those contemplated by this Agreement), except that: (i) the number of shares of ECC Common Stock subject to such assumed Encore Stock Option shall equal the number (rounded down to the nearest whole number) obtained by multiplying (x) the number of shares of Encore Common Stock that were subject to such assumed Encore Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio, and (ii) the per share exercise price for the shares of ECC Common Stock subject to such assumed Encore Stock Option shall equal the price (rounded up to the nearest $.01) obtained by dividing (x) the exercise price per share of Encore Common Stock of such assumed Encore Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio. Following the Closing, EEC shall send to each holder of an assumed Encore Stock Option a written notice setting forth: (i) the number of shares of ECC Common Stock subject to such assumed Encore Stock Option, and (ii) the per share exercise price of shares of ECC Common Stock subject to such assumed Encore Stock Option. It is the intention of the parties that, to the extent an assumed Encore Stock Option qualified as an “incentive stock option,” as defined in Section 422 of the Code, immediately prior to the Effective Time: (i) such assumed Encore Stock Option shall so qualify immediately following the Effective Time, as assumed and converted under this Section D.2, (ii) the assumption and conversion of such Encore Stock Option shall satisfy the requirements of Section 424(a) of the Code and the Treasury Regulations thereunder, (iii) the excess of the fair market value of the shares of ECC Common Stock subject to such assumed Encore Stock Option immediately after the Effective Time, over the aggregate exercise price thereof (determined immediately after the Merger), shall not exceed the excess of the fair market value of the shares of Encore Common Stock subject to such assumed Encore Stock Option, over the aggregate exercise price thereof (determined immediately prior to the Effective Time), (iv) the ratio of the per share exercise price of such assumed Encore Stock Option to the fair market value of a share of ECC Common Stock (determined immediately after the Effective Time) shall not be less than the ratio of the per share exercise price of such assumed Encore Stock Option to the fair market value of a share of Encore Common Stock (determined immediately prior to the Effective Time), and (v) the terms, conditions, restrictions and provisions of such assumed Encore Stock Option shall be identical to (and not more favorable to the holder thereof than) the terms, conditions, restrictions and provisions of such Encore Stock Option immediately prior to the Effective Time (except as otherwise provided in this Section). The Merger shall constitute a “Terminating Transaction” (as defined in Section 2(z) of the Plan) and, in accordance with Section 10(b) of the Plan, the Plan shall be continued following the Merger and shall be amended to provide that no further grants of “Options” (as defined in Section 2(q) of the Plan) shall be made on or after the Merger, and the Encore Stock Options, as assumed and converted in accordance with this Section D.2, shall be continued on and after the Merger.

3. Merger Sub Stock. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one (1) validly issued, fully paid and nonassessable common share, par value $.001 per share, of the Surviving Corporation, so that thereafter ECC will be the sole and exclusive owner of the capital stock of the Surviving Corporation.

4. Cancellation. Each share of Encore Stock held in the treasury of Encore immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist. Each share of ECC Common Stock owned by the Surviving Corporation after the Merger shall be cancelled without any action on the part of ECC or the Surviving Corporation without payment of any consideration therefore and shall cease to exist.

E. Shareholder Approval.

1. Submission to the Shareholders. The Agreement herein entered into and approved shall be submitted to the shareholders entitled to vote thereon of Encore, Merger Sub and ECC for their approval or rejection in the manner prescribed by the provisions of the CGCL.

2. Merger Filings. In the event that this Agreement shall have been approved by the shareholders entitled to vote of Encore, Merger Sub and ECC in the manner prescribed by the provisions of the CGCL, Encore, Merger Sub and ECC hereby agree that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of California, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger.

F. Board Approval. The Board of Directors and the proper officers of Encore, Merger Sub and ECC, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement or of the Merger herein provided for.

IN WITNESS WHEREOF, each party hereto has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the 9th day August, 2004.

ENCORE CREDIT CORP., a California corporation

By:	/s/ STEVEN G. HOLDER
Name:	Steven G. Holder
Title:	Chairman and Co-CEO

ECC MERGER SUB, a California corporation

By:	/s/ STEVEN G. HOLDER
Name:	Steven G. Holder
Title:	Chairman and Co-CEO

ECC CAPITAL CORPORATION a Maryland corporation

By:	/s/ STEVEN G. HOLDER
Name:	Steven G. Holder
Title:	Chairman and Co-CEO

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